Exhibit 99.1

Dicerna Provides Operational Update and Reports Second Quarter 2014 Financial Results

-Management to Host Conference Call Today at 4:30 pm ET-

WATERTOWN, Mass., August 7, 2014 – Dicerna Pharmaceuticals, Inc. (NASDAQ: DRNA), a leader in the development of RNAi-based therapeutics targeting genetically defined oncology and inherited rare diseases, today announced operational and financial results for the quarter ending June 30, 2014.

“During Q2, Dicerna took the exciting step of launching a Phase 1 clinical trial with DCR-MYC for patients with solid tumors and hematological malignancies,” stated Douglas M. Fambrough, Ph.D., Dicerna’s President and CEO. “This study marks the first clinical trial of a Dicer Substrate RNA interference (DsiRNA) drug candidate and highlights the potential for RNAi to modulate drug targets that have been previously considered undruggable. We are utilizing this technology to develop a pipeline of novel DsiRNA therapeutics, including DCR-MYC and DCR-PH1 for the treatment of Primary Hyperoxaluria 1 (PH1).”

Oncology Program Updates

DCR-MYC is a potent and specific inhibitor of MYC, an oncogene that is frequently amplified or otherwise upregulated in a wide variety of cancer tumor types, including hepatocellular carcinoma (HCC). The MYC oncogene encodes for a small intracellular protein that lacks a good binding site, making it a challenging target for monoclonal antibody therapies or traditional small molecules. Historically, this challenge has led to MYC being deemed an undruggable target. However, DsiRNA-based therapeutics may be able to overcome these challenges – Dicerna has shown that DCR-MYC knocked down gene transcript activity and reduced tumor volume in multiple mouse tumor models, involving a variety of tumor types.

Phase 1 DCR-MYC Trials in Solid Tumors and Hepatocellular Carcinoma (HCC)

•	In April 2014, Dicerna initiated a Phase 1 dose-escalating clinical study of DCR-MYC in patients with solid tumors, multiple myeloma, or lymphoma.

•	Dicerna expects top-line data from this Phase 1 trial in 2015.

•	Dicerna plans to initiate a second Phase 1 trial in hepatocellular carcinoma (HCC) in U.S. and Asia in the second-half of 2014.

Rare Disease Program Update

DCR-PH1 is a therapeutic candidate for Primary Hyperoxaluria 1 (PH1), a rare, inherited autosomal recessive disorder of metabolism in the liver that usually results in life-threatening damage to the kidneys. In the genetic mouse model of PH1, Dicerna has shown that DCR-PH1 inactivates the gene encoding glycolate oxidase, significantly reducing the production of oxalate, the key disease pathology of PH1.

•	In June 2014, preclinical data were presented at the 11th International Primary Hyperoxaluria Workshop by Eduardo Salido, Ph.D., Professor of Pathology at the University of La Laguna in Santa Cruz de Tenerife, Spain showing that DCR-PH1 provides potent and long-term inhibition of HAO1, a gene implicated in the pathogenesis of PH1.

•	Dicerna expects to initiate a Phase 1 trial of DCR-PH1 in 2015.

Financial Results

•	Cash Position - As of June 30, 2014, the Company had $120.3 million in cash and cash equivalents and held-to-maturity investments as compared to $46.6 million in cash and cash equivalents as of December 31, 2013. In February 2014, the Company completed its initial public offering (IPO) of common stock, raising net proceeds of approximately $92.7 million.

•	Non-Operating Uses of Cash & Cash Equivalents - On April 7, 2014, we repaid the remaining amount of a secured term loan from Hercules Technology Growth Capital of approximately $3.6 million. In addition, for accounting purposes, we classified $1.1 million as restricted cash to reflect the collateral securing a letter of credit established in conjunction with the lease agreement for our new facility signed on July 11, 2014.

•	R&D Expenses - Research and development expenses for the second quarter were $6.8 million, compared to $2.5 million for the same period in 2013, due primarily to the initiation of clinical development activities and advancement of our pre-clinical programs and increased employee-related expenses, including stock-based compensation of $0.9 million.

•	G&A Expenses - General and administrative expenses for the second quarter were $4.4 million, compared to $1.1 million for the same period in 2013. The increase was primarily from the increased costs of operating as a public company and increased employee-related costs, including stock-based compensation of $1.5 million.

•	Net Loss - Net loss for the second quarter was $11.4 million compared to a net loss of $3.8 million for the same period in 2013.

More detailed financial information and analysis may be found in the Company’s Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission (SEC) on August 7, 2014.

Guidance

Based on our current cash position and operating plan, the Company re-iterates its expectation that it has sufficient cash to fund operations through 2016. This estimate assumes no additional funding from new partnership agreements or debt or equity financing events.

Conference Call

Management will conduct a conference call at 4:30 p.m. (ET) today to review the Company’s second-quarter financial results. The call can be accessed by dialing (855) 453-3834 or (484) 756-4306, and referencing conference ID 75498270. The conference call will also be webcast live over the Internet and can be accessed on the “Events & Presentations” page under the “Investors & Media” section of the Dicerna Pharmaceuticals website, www.dicerna.com, prior to the even. The webcast will also be archived on the Company’s website.

About Dicerna Pharmaceuticals, Inc.

Dicerna is a biopharmaceutical company focused on the discovery and development of innovative treatments for rare, inherited diseases involving the liver and for cancers that are genetically defined. The Company is using its proprietary RNA interference (RNAi) technology platform to build a broad pipeline in these therapeutic areas. In both rare diseases and oncology, Dicerna is pursuing targets that have historically been difficult to inhibit using conventional approaches, but where connections between targets and diseases are well understood and documented. The Company intends to discover, develop and commercialize novel therapeutics either on its own or in collaboration with pharmaceutical partners. For more information, please visit www.dicerna.com.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding Dicerna’s clinical development. Such forward-looking statements are subject to risks and uncertainties, including financial, scientific, and regulatory risks regarding clinical development that could cause actual results to differ materially from those expressed or implied in such statements. Applicable risks and uncertainties include those identified under the heading “Risk Factors” included in the Form 10-Q filed August 7, 2014, and in other filings that Dicerna may make with the SEC in the future. The forward-looking statements contained in this press release reflect Dicerna’s current views with respect to future events, and Dicerna does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Dicerna Pharmaceuticals, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands)

	June 30,	December 31,
	2014	2013
Cash and cash equivalents	$77,732	$46,595
Held-to-maturity investments	$42,552	—

Total assets	$124,153	$49,794

Long-term debt, including current portion	$—	$4,847

Total liabilities	$3,958	$8,467

Total stockholders’ equity (deficit)	$120,195	$(68,919)

Dicerna Pharmaceuticals, Inc.

Consolidated Statements of Operations (unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013

Operating expenses:
Research and development	$6,806	$2,513	$12,057	$4,931
General and administrative	4,372	1,142	7,213	2,278

Total operating expenses	11,178	3,655	19,270	7,209

Loss from operations	(11,178)	(3,655)	(19,270)	(7,209)

Preferred stock warrant remeasurement	—	118	(2,559)	123

Other income (expense), net	(177)	(249)	(330)	(519)

Net loss	$(11,355)	$(3,786)	$(22,159)	$(7,605)

Less: Accretion and dividends on redeemable convertible preferred stock	—	1,022	204	2,033

Net loss attributable to common stockholders	$(11,355)	$(4,808)	$(22,363)	$(9,638)

Net loss per share allocable to common stockholders - basic and diluted	$(0.64)	$(171.13)	$(1.57)	$(343.92)

Weighted average shares outstanding - basic and diluted	17,684,563	28,095	14,272,401	28,024

Dicerna Pharmaceuticals, Inc.

GAAP to Non-GAAP Reconciliation: Net Loss and Net Loss Per Share

(unaudited, in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
NET LOSS PER SHARE
GAAP net loss per share attributable to common stockholders - basic and diluted	$(0.64)	$(171.13)	$(1.57)	$(343.92)
Adjustments to net loss (as detailed below)	$0.13	$33.13	$0.52	$70.30
Non-GAAP loss per share - basic and diluted	$(0.51)	$(138.00)	$(1.05)	$(273.62)

An itemized reconciliation between net loss on a GAAP basis and net loss on a non-GAAP basis is as follows:

GAAP net loss attributable to common stockholders	$(11,355)	$(4,808)	$(22,363)	$(9,638)
Adjustments:
Accretion and dividends on redeemable convertible preferred stock	$—	$1,022	$204	$2,033
Preferred stock warrant remeasurement	$—	$(118)	$2,559	$(123)
R&D: Stock-based compensation	$886	$1	$2,612	$6
G&A: Stock-based compensation	$1,519	$26	$2,005	$54
Non-GAAP net loss	$(8,950)	$(3,877)	$(14,983)	$(7,668)
Weighted Average Shares Outstanding - basic and diluted	17,684,563	28,095	14,272,401	28,024

Numbers may not foot due to rounding

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides additional insight into the ongoing economics of our business and reflects how we manage our business internally, set operational goals and forms the basis of our management incentive programs.

These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for reported, or GAAP, net loss and net loss per share. Our “Non-GAAP net loss” and “Non-GAAP net loss per share - basic and diluted” financial measures exclude the following items from GAAP net loss and net loss per share:

1. Stock-based compensation expense recorded in accordance with the accounting standard for share-based payments.

We believe that excluding the accounting impact of share-based payments, for both employees and non-employees, better reflects the recurring economic characteristics of our business. Share-based payments to non-employees are measured at each reporting date and recognized as services are rendered or vesting occurs.

2. Warrant remeasurement in accordance with accounting standards for derivative instruments.

We believe that excluding preferred stock warrant remeasurement better reflects the recurring economics of our business. Upon our IPO, the warrants were reclassified to additional paid-in capital and are no longer marked to market.

3. Other items.

We evaluate other items on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis.

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Investor Contact:

Donna LaVoie

LaVoie Health Science

(617) 374-8800 x107

dlavoie@lavoiehealthscience.com

Media Contact:

Chris Erdman

MacDougall Biomedical Communications

781-235-3060

chris@macbiocom.com